Exhibit 99.1

NEWS BULLETIN FROM:
RE: ECC Capital Corporation 1833 Alton Parkway Irvine, CA 92606 NYSE: ECR

For Further Information:

AT THE COMPANY:

Roque A. Santi

Chief Financial Officer

(949) 856-7611

rsanti@encorecredit.com

FOR IMMEDIATE RELEASE

August 14, 2006

ECC CAPITAL CORPORATION REPORTS RESULTS

FOR SECOND QUARTER ENDED JUNE 30, 2006

Company Announces Formation of a Special Committee of the Board of Directors to Consider Strategic Alternatives

Company Maintains Current Policy to Suspend Third Quarter Dividend to Maximize Capital and Enhance Near Term Liquidity

IRVINE, CA, August 14, 2006 – ECC Capital Corporation (NYSE: ECR), a mortgage finance real estate investment trust (REIT) that originates and invests in residential mortgage loans, today announced financial results for the second quarter ended June 30, 2006.

Financial and Operational Summary

•	Loss for the three months ended June 30, 2006 of $18.6 million or $0.19 per fully diluted share. Loss for the six months then ended of $25.0 million or $0.25 per fully diluted share.

•	Completed the securitization of $1.1 billion in loans through BMAT 2006-1 during the second quarter.

•	Operating costs declined 26.3 % during the second quarter of 2006 as compared to the same quarter last year, reflecting positive results from the company’s previously announced cost control efforts.

•	Cost to originate declined to 2.03% for the three months ended June 30, 2006.

•	Loan production for the second quarter of 2006 totaled $1.5 billion as compared to $3.2 billion for the second quarter of 2005 and $1.7 billion for the first quarter of 2006.

•	Special committee of the board of directors established to review and evaluate potential strategic alternatives to enhance shareholder value.

•	Third quarter dividend payment suspended; Structural changes, including REIT status, continue to be evaluated.

The loss for the three months ended June 30, 2006 of $18.6 million includes accounting adjustments to increase reserves $16.4 million for expected losses on repurchased loans and to mark certain loans to the lower of cost or market. In addition, during the second quarter of 2006, ECC Capital disposed of certain aged and repurchased inventory at a significant discount to par, which resulted in an overall loss on sale of loans (excluding accounting adjustments) of $5.5 million. The loss on sale of loans was partially offset by gains on Eurodollar futures hedging

ECC Capital’s held for sale inventory of $5.7 million. The sale of this inventory, together with a decline in operating costs and additional borrowings secured by ECC Capital’s interests in its securitizations, resulted in improved liquidity as cash balances increased to $51.8 million as of June 30, 2006 as compared to $48.2 million at March 31, 2006.

“During the second quarter, our operating costs declined significantly as a result of the cost containment efforts announced and implemented earlier this year,” said Shabi Asghar, President and Co-Chief Executive Officer of ECC Capital. “Unfortunately, overall results were negatively impacted by an increase in repurchase claims related to whole loan sales made in prior periods. We are currently in the process of managing through these claims. We’ve resold a large portion of these repurchased loans, but at a significant discount to par. For repurchased loans remaining in inventory at quarter-end, we have marked the loans to the lower of cost or market. In addition, we have settled the majority of the remaining repurchase claims subsequent to June 30 and, as of June 30, 2006, we have accrued the loss we expect to incur upon the final disposition of these claims. These factors resulted in a loss on sale of loans recorded in the second quarter.”

Financial Results

ECC Capital reported a net loss for the three months ended June 30, 2006 of $18.6 million, or $0.19 per diluted share, as compared to a net loss for the three months ended June 30, 2005 of $34.0 million, or $0.35 per diluted share. For the six months ended June 30, 2006 and 2005, ECC Capital reported a loss of $25.0 million and $36.7 million, respectively, or $0.25 and $0.46 per diluted share, respectively.

A comparison of summary pretax operating results for the three and six months ended June 30, 2006 and 2005 follows:

	Three months ended		Six months ended
	June 30,
	2006	2005	2006	2005
Dollars in thousands
Net interest income	$23,875	$28,914	$56,877	$41,151
Provision for loan losses	5,421	3,510	11,520	6,010

Net interest income after provision for losses	18,454	25,404	45,357	35,141

Gain (loss) on sale of loans
Net execution	(5,513)	3,550	(27,043)	10,890
Provision for losses on repurchases	(8,753)	(1,982)	(16,214)	(2,749)
Lower of cost or market	(7,636)	(1,300)	14,256	(1,417)

Net gain (loss) on sale of loans	(21,902)	268	(29,001)	6,724

Residual mark-to-market gain (loss)	(2,118)	(594)	(1,489)	(4,995)

Derivative gains (losses):
Eurodollar futures	5,657	(7,131)	10,527	(320)
Interest rate agreements	3,198	(10,486)	14,216	(6,015)
Net receipts (payments) under interest rate agreements	8,784	(3,360)	13,625	(3,751)

Net derivative gains (losses)	17,639	(20,977)	38,368	(10,086)

Net revenue	12,073	4,101	53,235	26,784
Operating expenses	29,428	41,597	69,060	73,309
Severance and lease termination costs	1,226	—	9,128	—

Loss before income taxes	(18,581)	(37,496)	(24,953)	(46,525)
Provision (benefit) for income taxes	4	(3,531)	7	(9,862)

Net loss	$(18,585)	$(33,965)	$(24,960)	$(36,663)

Net interest income

Net interest income for the three months ended June 30, 2006 declined to $23.9 million as compared to $28.9 million for the three months ended June 30, 2005. Higher average balances of interest-earning assets drove interest income higher during the three months ended June 30, 2006 as compared to the three months ended June 30, 2005. However, net interest margins narrowed as ECC Capital’s cost of borrowing increased significantly, resulting in a decline in net interest income for the quarter.

Second quarter 2006 loan production was originated at a weighted average coupon, or WAC, of 8.28% as compared to 7.27% for second quarter 2005 production. At June 30, 2006, ECC Capital’s weighted average cost of borrowings was 5.63%, as compared to 3.91% at June 30, 2005. ECC Capital’s borrowing costs are indexed to the London Interbank Offered Rate, or LIBOR. As LIBOR increases, so does ECC Capital’s borrowing costs.

The impact of declining spreads was more significant within the held for investment portfolio, as these loans have not yet reached interest rate reset dates. LIBOR has climbed steadily over the past 18 months, significantly increasing the cost of financing this portfolio. A summary of ECC Capital’s interest rate spread as of June 30, 2006 and 2005 is as follows1:

	June 30,
	2006	2005
WAC - Loans held for sale	8.28%	7.25%
Cost of funds	6.08%	4.39%

Net interest rate spread	2.20%	2.86%

WAC - Loans held for investment	7.21%	7.28%
Cost of funds	5.44%	3.60%

Net interest rate spread	1.77%	3.68%

WAC - Total loan portfolio	7.54%	7.27%
Cost of funds	5.63%	3.91%

Net interest rate spread	1.91%	3.36%

The decline in net interest rate spread for the total loan portfolio reflects increases in LIBOR. ECC Capital hedges its exposure to the risk of changes in LIBOR using Eurodollar futures for loans held for sale and interest rate swaps and caps for loans held for investment. Increases in LIBOR, which reduce ECC Capital’s net interest rate spread on its loans, increase the value and cash flows received under these derivative interest rate agreements offsetting in part the reduced net interest income from ECC Capital’s loans.

Delinquencies and provision for losses

During the three months ended June 30, 2006, ECC Capital recorded a provision for loan losses of $5.4 million, bringing its reserve for losses to a total of $48.9 million as of June 30, 2006. The

[1]	WAC reflects the stated interest rate on loans and does not include the effect of amortized origination fees and costs. Cost of funds reflects the stated interest rate on the related debt and does not include payments or receipts under ECC Capital's interest rate derivatives or any amortization of bond discount or deferred issue costs.

reserve balance is 1.5% of the total unpaid principal balance of the loans as of that date. The provision for loan losses for the three months ended June 30, 2006 exceeds the $3.5 million provision for loan losses recorded for the three months ended June 30, 2005 as a result of the growth in and seasoning of ECC Capital’s loan portfolio.

At June 30, 2006, total delinquencies were approximately 8.0% and serious delinquencies (greater than 90 days) were 4.3% of the unpaid principal balance on ECC Capital’s portfolio of loans held for investment. The portfolio was unseasoned at June 30, 2005 and delinquencies were nominal. Delinquencies have increased as expected over the past several quarters as the portfolio has seasoned. ECC Capital believes that it is probable that losses have been incurred and has estimated those losses based upon management’s experience in working with nonconforming portfolios. As the portfolio seasons, ECC Capital will experience additional delinquencies and foreclosures, and will realize losses upon the liquidation of the underlying collateral. As a result, management expects that the allowance for loan losses will continue to grow as the portfolio continues to season.

Loan Sales

A summary of whole loan sales by premium and discount sales follows:

	Three months ended		Six months ended
	June 30,
	2006	2005	2006	2005
	(in thousands)
Whole-loan sales at a:
Premium	$1,233,475	$659,827	$2,818,530	$1,169,338
Discount	117,190	12,281	533,732	35,630

Total whole-loan sales	$1,350,665	$672,108	$3,352,262	$1,204,968

Weighted average overall price	100.4%	102.2%	100.0%	102.3%
Weighted average price for premium sales	101.7%	102.4%	101.1%	102.5%
Weighted average price for discount sales	86.0%	93.2%	94.1%	96.5%

Gain on sale execution on premium sales declined during the three months ended June 30, 2006 as compared to the three months ended June 30, 2005, largely due to increased interest rates. Execution on premium sales improved during the second quarter of 2006 as compared to the first quarter, but overall execution during the second quarter was adversely affected by the significant discount required to dispose of repurchased and aged inventory.

Sales volume during the three months ended June 30, 2006 increased over the three months ended June 30, 2005 reflecting lower sales levels in early 2005 as ECC Capital accumulated inventory for future securitizations.

A summary of the components of gain (loss) on sale follows:

	Three months	Six months
	ended June 30, 2006
Gain (loss) on sale of loans
Premium whole loan sales	$22,621	$33,551
Discount whole loan sales	(18,206)	(33,512)
Yield spread and fees	(8,608)	(25,762)
Change in lower of cost or market	(7,636)	14,256
Change in reserve for losses on repurchased loans	(8,753)	(16,214)
Loss on sale of loans - BMAT securitization	(1,320)	(1,320)

Net loss on sale of loans	$(21,902)	$(29,001)

ECC Capital records a valuation allowance to reduce the carrying value of its held for sale inventory to the lower of cost or market (LOCOM) at each balance sheet date. When the underlying loans are sold, the valuation allowance related to the loans is reduced, offsetting the loss realized in the period the sale settles. Many of the whole loan sales settling at a loss during the first six months of 2006 were traded during the fourth quarter of 2005. These losses were offset, in part, by the decline in the LOCOM reserve. However, at June 30, 2006, ECC Capital still holds approximately $90 million in loans originated prior to 2006. During the three months ended June 30, 2006, ECC Capital increased the valuation allowance related to these loans reflecting continued deterioration in value.

Gain on sale for the three and six months ended June 30, 2006 was also negatively impacted by additions to the repurchase reserve of approximately $8.8 million and $16.2 million, respectively, related, in part, to losses ECC Capital expects to realize on higher than anticipated repurchase volume.

As previously announced, during the three months ended June 30, 2006, ECC Capital completed a securitization resulting in the transfer of $1.1 billion in mortgage loans to Bravo Mortgage Asset Trust (BMAT 2006-1). The transfer was accounted for as a sale of loans and ECC Capital recorded a net loss of $1.3 million on the transaction.

Residual interests in securitizations

Loan pools underlying ECC Capital’s residual interests in securitizations executed in 2003 and 2004 generally performed as expected with respect to prepayment and loss estimates during the three months ended June 30, 2006. However, continuing increases in LIBOR reduced estimates of future cash flows resulting in a reduction in the carrying value of the residual interests accounted for as trading instruments. During the three months ended June 30, 2006, ECC Capital recorded a mark-to-market loss of $2.1 million after the accrual of approximately $1.5 million in interest income. In addition, a total of $1.1 million was accreted as interest income related to the retained interest in the BMAT securitization.

Derivatives

Higher interest rates increased the value of ECC Capital’s interest rate derivatives resulting in derivative gains during the three months ended June 30, 2006. ECC Capital’s derivatives are designed to hedge the risk of an increase in its LIBOR-based funding costs. For financial reporting purposes, the derivatives are marked-to-market and changes in the fair value of the derivatives are recorded through the statement of operations. However, under generally accepted accounting principles, the assets and liabilities producing the hedged cash flows are not all reported at fair value and the offsetting effect of changes in cash flows from those assets and liabilities from changes in interest rates is not fully reflected in the statement of operations. A small change in interest rates has a significant impact on the value of ECC Capital’s derivatives.

ECC Capital uses Eurodollar futures to hedge the risk of changes in interest rates and the effect such changes may have on the value of its held for sale inventory. As a result, derivative gains on Eurodollar futures for the three and six months ended June 30, 2006 of $5.7 million and $10.5 million, respectively, partially offset the loss on sale of loans, excluding the provision for loss on repurchases, for the three and six month periods then ended of $13.1 million and $12.8 million, respectively.

Derivative gains for the three and six months ended June 30, 2006 also include $8.8 million and $13.6 million, respectively, in payments received from interest rate contracts (swaps and caps) within ECC Capital’s securitizations that offset the noted decline in net interest income.

Operating expenses and cost to originate

Cost to originate2 as a percentage of production is summarized as follows:

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Dollars in thousands
Total operating expenses	$30,654	$41,597	$78,188	$73,309
Deferred origination costs	9,846	24,451	21,620	42,486
Net REO gains (losses)	(858)	—	(913)	—
Severance and lease termination costs	(1,226)	—	(9,128)	—
Loan servicing costs	(3,322)	(3,071)	(7,559)	(5,787)

Adjusted operating expenses	35,094	62,977	82,208	110,008
Premiums paid, net of fees collected	(4,137)	13,743	(6,878)	26,666

Total costs to originate	$30,957	$76,720	$75,330	$136,674

Loan originations	$1,524,476	$3,160,052	$3,248,221	$5,414,467

Total operating expenses	2.01%	1.32%	2.41%	1.35%
Deferred origination costs	0.65%	0.77%	0.67%	0.78%
Net REO gains (losses)	-0.06%	—	-0.03%	—
Severance and lease termination costs	-0.08%	—	-0.28%	—
Loan servicing costs	-0.22%	-0.10%	-0.23%	-0.10%

Adjusted operating expenses	2.30%	1.99%	2.54%	2.03%
Premiums paid, net of fees collected	-0.27%	0.44%	-0.21%	0.49%

Cost originate as a percentage of production	2.03%	2.43%	2.33%	2.52%

Total operating costs for the three months ended June 30, 2006 declined 26.3% to $30.7 million as compared to $41.6 million for the three months ended June 30, 2005 reflecting lower production and lower resulting commissions, and the results of management’s efforts to contain costs. Total operating costs for the six months ended June 30, 2006 increased 6.7% as compared to the six months ended June 30, 2005, reflecting a higher cost deferral in 2005 as a result of higher production levels and the costs of ECC Capital’s restructuring efforts in the first half of 2006.

As a percentage of production, adjusted operating expenses increased to 2.30% and 2.54% for the three and six months ended June 30, 2006, respectively, from 1.99% and 2.03% for the three and six months ended June 30, 2005, respectively. Although the dollar amount of adjusted operating

[2]	Cost to originate is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. It represents the reported operating expenses, the most directly comparable GAAP measure, of ECC Capital before the deferral of origination costs under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases) plus the net fees paid to or received in connection with originating the mortgage loans less (i) the direct costs associated with servicing ECC Capital's portfolio of mortgage loans and (ii) the severance and lease termination costs associated with ECC Capital’s announced restructuring and (iii) net REO gains (losses) on ECC Capital’s held for sale portfolio. Companies in ECC Capital's peer group measure their operating efficiency in a similar manner enabling comparisons of overall operating efficiency. These factors make total cost to originate a useful measure of the efficiency of ECC Capital's production operations. Over time, loan sale prices need to exceed ECC Capital’s cost to originate if ECC Capital is to be profitable.

expenses has been reduced, these costs are spread over a lower base of loan production. Overall cost to originate as a percentage of production has declined to 2.03% and 2.33% for the three and six months ended June 30, 2006, respectively, from 2.43% and 2.52% for the three and six months ended June 30, 2005, respectively. This decline is the direct result of declining yield spread premiums paid to brokers.

Liquidity

As of June 30, 2006, ECC Capital had unrestricted cash balances totaling $51.8 million, and approximately $2.6 million in net margin deposits related to investments in Eurodollar futures contracts.

ECC Capital’s sources of liquidity have included additional collateralized borrowings utilizing its ownership interests in securitizations, loan sales and the BMAT securitization, refunds of income taxes paid during 2003 though 2005 through carry back of operating losses and distributions of excess cash flow from its securitizations. In July 2006, ECC Capital received a refund of income taxes paid in prior years of approximately $27 million.

ECC Capital has either extended or is currently in the process of renewing or extending the terms of certain of its warehouse lines of credit. ECC Capital anticipates that existing warehouse capacity will be adequate to fund expected levels of loan production.

ECC Capital currently believes its current liquidity will be sufficient to sustain operations for the foreseeable future.

Dividend distribution policy

Depending on the extent ECC Capital is required to utilize its various sources of liquidity, its ability to pay a dividend may be negatively impacted. ECC Capital did not pay a dividend in the first or second quarter of 2006 and does not intend to pay a dividend for the third quarter of 2006.

To retain REIT status, ECC Capital must distribute at least 90% of its REIT taxable income. If ECC Capital utilizes available liquidity for operations, it may not have sufficient liquidity to pay the distributions required to maintain its REIT status. ECC Capital is considering a variety of strategic and structural changes, which may affect ECC Capital’s REIT status. These and other potential structural changes may or may not require stockholder approval.

Second quarter loan production

Production for the three months ended June 30, 2006 declined 52% to $1.5 billion as compared to production of $3.2 billion for the three months ended June 30, 2005. As compared to production for the three months ended March 31, 2006, which totaled $1.7 billion, production declined by 12%. Factors contributing to reduced production include, but are not limited to, general declines in the levels of mortgage originations resulting from increases in interest rates and declines in sales of residential housing.

Consideration of strategic alternatives

During the second quarter, ECC Capital’s board of directors established a special committee of the board of directors, consisting of its four independent directors, to review and evaluate potential strategic alternatives to enhance shareholder value. The special committee has engaged Friedman, Billings, Ramsey & Co., Inc. and Milestone Advisors, LLC as financial advisors to assist it in the review and evaluation of any potential strategic transactions that might be presented. ECC Capital cautions that there can be no assurance that the exploration of strategic alternatives will result in a transaction. ECC Capital does not intend to disclose developments with respect to the exploration of strategic alternatives until its special committee and board of directors have made a decision regarding a specific transaction.

Quarterly conference calls

In order to concentrate efforts on operations and the evaluation of strategic alternatives, ECC Capital’s management and board of directors have concluded that ECC Capital will discontinue conference calls to discuss quarterly results. Additional information regarding ECC Capital’s financial position as of June 30, 2006 and its results of operations for the three and six months ended June 30, 2006 will be available in its Quarterly Report on Form 10-Q expected to be filed today with the Securities and Exchange Commission.

About ECC Capital Corporation

ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage real estate investment trust (REIT) that originates and invests in residential mortgage loans. Primarily through its wholesale subsidiary, ECC Capital offers a series of mortgage products to borrowers, with a particular emphasis on “nonconforming” borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. ECC Capital is currently structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital is required to distribute dividends to its stockholders from net income generated from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release, including statements relating to ECC Capital’s repurchase loss expectations, portfolio performance and allowance for loan losses, liquidity, recovery of prior year taxes, warehouse capacity, ability to pay dividends and consideration of strategic alternatives, may be deemed forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (i) the condition of the whole loan sale market and ECC Capital’s ability to improve the value received in the whole loan market for its loan originations, (ii) the condition of the U.S. economy and financial system, (iii) interest rates and the subsequent effect on the business, (iv) the stability of residential property values, (v) the potential effect of new state or federal laws or regulations, (vi) the effect of increasing competition, (vii) ECC Capital’s ability to implement successfully its business plan, (viii) continued availability of credit facilities and access to the securitization markets or other sources of capital, (ix) ECC Capital’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) ECC Capital’s ability to retain qualified personnel, (xi) the risks associated with the use of leverage and (xii) other factors and risks discussed in ECC Capital’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on April 17, 2006. You should also be aware that, except as otherwise specified, all information in this news release is as of August 14, 2006. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.

AT THE COMPANY:

Roque A. Santi

Chief Financial Officer

(949) 856-7611

rsanti@encorecredit.com

ECC Capital Corporation

Condensed consolidated balance sheet

(unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$51,790	$46,904
Restricted cash	2,500	18,600
Other receivables	9,414	24,966
Mortgage loans held for sale, net	1,456,662	2,744,423
Mortgage loans held for investment, net	3,218,059	4,222,063
Accrued mortgage loan interest	40,801	46,840
Residual interests in securitizations	64,475	14,753
Prepaid expenses and other assets	52,601	30,502
Derivative instruments	70,314	58,948
Equipment and leasehold improvements, net	10,437	14,422
Income taxes receivable	29,199	31,197

Total assets	$5,006,252	$7,253,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse and repurchase facilities	$1,388,734	$2,708,266
Advance on uncompleted loan sale	15,109	—
Long-term debt	3,184,103	4,166,127
Securities sold under agreements to repurchase	66,817	13,074
Accounts payable and accrued expenses	91,266	63,236
Dividends payable	—	18,044

Total liabilities	4,746,029	6,968,747
Commitments and contingencies	—	—
Stockholders’ equity	260,223	284,871

Total liabilities and stockholders’ equity	$5,006,252	$7,253,618

ECC Capital Corporation

Condensed statement of operations

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
	(unaudited)
Revenue
Interest income	$101,349	$62,547	$217,180	$88,086
Interest expense	(77,474)	(33,633)	(160,303)	(46,935)

Net interest income	23,875	28,914	56,877	41,151
Provision for loan losses - Loans held for investment	5,421	3,510	11,520	6,010

Net interest income, after provision for loan losses	18,454	25,404	45,357	35,141
Gain (loss) on sale of loans, net	(21,902)	268	(29,001)	6,724
Gain on trading securities and derivative instruments, net	15,521	(21,571)	36,879	(15,081)

Total revenue	12,073	4,101	53,235	26,784

Expense
Personnel	12,351	19,857	32,011	34,980
Production and marketing	3,691	4,714	6,226	8,450
Servicing fees	3,322	3,071	7,559	5,787
Occupancy expense	1,639	2,056	3,836	4,024
Severance and lease termination costs	1,226	—	9,128	—
General and administrative	8,425	11,899	19,428	20,068

Total expenses	30,654	41,597	78,188	73,309

Loss before income taxes	(18,581)	(37,496)	(24,953)	(46,525)
Provision (benefit) for income taxes	4	(3,531)	7	(9,862)

NET LOSS	$(18,585)	$(33,965)	$(24,960)	$(36,663)

Net loss per share of common stock
Basic	$(0.19)	$(0.35)	$(0.25)	$(0.46)
Diluted	$(0.19)	$(0.35)	$(0.25)	$(0.46)